Exhibit 5.1

Carlton Fleming

+1 650 843 5865

cfleming@cooley.com

March 13, 2020

Eiger BioPharmaceuticals, Inc.

2155 Park Blvd.

Palo Alto, CA 94306

Re:    Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,391,169 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), including (a) 1,226,169 shares of Common Stock issuable pursuant to the Eiger BioPharmaceuticals, Inc. Amended and Restated 2013 Equity Incentive Plan (the “EIP”) and (b) 165,000 shares of Common Stock issuable pursuant to the Eiger BioPharmaceuticals, Inc. 2013 Employee Stock Purchase Plan, as amended (together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (d) originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Eiger BioPharmaceuticals, Inc.

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Carlton Fleming
Carlton Fleming